UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2025

EVE HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39704	85-2549808
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 General Aviation Drive Melbourne, FL	32935
(Address of principal executive offices)	(Zip Code)

(321) 751-5050

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	EVEX	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock	EVEXW	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

EVE UAM, LLC (“EVE UAM”), a Delaware limited liability company and wholly owned subsidiary of Eve Holding, Inc., a Delaware corporation (the “Company”), and the Company entered into a credit agreement (the “Credit Agreement”) with Private Export Funding Corporation, a Delaware corporation (“PEFCO”), and Export-Import Bank of the United States, an agency of the United States of America, (“EXIM Bank”) dated as of December 23, 2025, pursuant to which PEFCO agreed, subject to certain conditions set forth in the Credit Agreement, to establish a credit facility in favor of EVE UAM and guaranteed by the Company, in the maximum principal amount of up to U.S. $15,607,279.94 (the “Credit Facility”). The Company agreed to guarantee EVE UAM’s obligations under the Credit Agreement. The Credit Facility is to be used for EVE UAM to finance (i) the Financed Portion of the relevant Goods (as defined in the Credit Agreement) and (ii) 100% of the Exposure Fee in respect of such Goods and Services (as defined in the Credit Agreement).

Under the terms of the Credit Facility, EVE UAM may borrow amounts up to $15,607,279.64, in an aggregate amount not to exceed (A) 100% of the Exposure Fee related to the Disbursement (as defined in the Credit Agreement) plus (B) the Financed Portion of such Goods and Services. EVE UAM is required to repay to PEFCO the entire aggregate outstanding principal amount of each Loan (as defined in the Credit Agreement) made by PEFCO in 20 successive quarterly installments, payable on each Loan Payment Date (as defined in the Credit Agreement). EVE UAM is further required to pay to PEFCO interest on the unpaid principal amount of each Loan for the period from and including the Borrowing Date (as defined in the Credit Agreement) for such Loan, at a floating rate per annum equal to the sum of Term SOFR (as defined in the Credit Agreement) for such Interest Period plus 1.95% for each Interest Period (as defined in the Credit Agreement) relating thereto, such floating rate subject to conversion to a fixed rate in accordance with the terms of the Credit Agreement.

The Credit Agreement contains customary representations, warranties, covenants and termination provisions for a transaction of this nature.

The foregoing description of the Credit Agreement is only a summary and is qualified in its entirety by reference to the complete text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

The representations, warranties and covenants contained in the Credit Agreement were made solely for purposes of such agreement and as of specific dates, are solely for the benefit of the parties to the Credit Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties to the Credit Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, EVE UAM, or any of their subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Credit Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures, except to the extent required by law.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Credit Agreement, dated as of December 23, 2025, by and among Eve Holding, Inc., EVE UAM, LLC, Private Export Funding Corporation, and Export-Import Bank of the United States.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

   * The Company has omitted schedules and exhibits to the Credit Agreement pursuant to Item 601(a)(5) of Regulation S-K. The Company will supplementally furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request. Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

EVE HOLDING, INC.
Date: December 23, 2025	By:	/s/ Simone Galvão de Oliveira
Name:Simone Galvão de Oliveira
Title: General Counsel & Chief Compliance Officer